SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Second Amendment") is made and entered into as of February 10, 1999 by and between Agri-Nutrition Group Limited, a Delaware corporation ("AGNU"), Virbac S.A., a French corporation ("VBSA"), Virbac, Inc., a Delaware corporation ("Virbac"), and Interlab S.A.S., a French corporation ("Parent").

         WHEREAS, AGNU, VBSA, Virbac and Parent have entered into a certain Agreement and Plan of Merger, dated as of October 16, 1998, as amended by a First Amendment to Agreement and Plan of Merger, dated as of November 20, 1998 (the "Merger Agreement"), pursuant to which Virbac will merge with and into AGNU with AGNU as the surviving corporation.

         WHEREAS, after further discussions, AGNU, VBSA, Virbac and Parent have determined to amend the Merger Agreement to reflect additional agreements of the parties on issues affected by the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Second Amendment will, unless otherwise defined in this Second Amendment, have the meanings assigned to them in the Merger Agreement.

2.       Amendment  of Article  X,  Section  10.1(h)  of the  Merger  Agreement.
         Article X, Section 10.1(h) of the Merger Agreement is hereby amended by deleting the language thereof and substituting in lieu thereof the following:

                  "(h) by either Virbac or AGNU if the Merger has not been consummated before March 15, 1999 (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this
         Section 10.1(h) will not be available to Virbac if Parent's or Virbac's failure to use its commercially reasonable best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (ii) the right to terminate this Agreement under this Section 10.1(h) is not available to AGNU if AGNU's failure, or the failure of its stockholders who are subject to the Stockholders' Agreements set forth as Exhibit I hereto, to use their commercially reasonable best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;".

3.       Miscellaneous.

         (a) Counterparts. This Second Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together constitute one and the same agreement.

         (b) Governing Law. This Second Amendment is governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflicts of law.



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         (c) Entire Agreement.  This Second Amendment,  the Merger Agreement and
the Confidentiality Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant to the Second Amendment and the Merger Agreement) constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Agreement and Plan of Merger to be executed and delivered as of the date first written above.



                                         AGRI-NUTRITION GROUP LIMITED




                                         Bruce G. Baker
                                         President and Chief Executive Officer



                                         VIRBAC S.A.




                                         Michel Garaudet
                                         Director of Administration and Finance



                                         VIRBAC, INC.




                                         Brian A. Crook
                                         Chief Executive Officer


                                         INTERLAB S.A.S.




                                         Pascal Boissy
                                         President